January 7, 2014

Infinity Cross Border Acquisition Corporation

c/o Infinity-C.S.V.C. Management Ltd.

3 Azrieli Center (Triangle Tower)

42nd Floor, Tel Aviv, Israel, 67023

Re: Letter Agreement

Ladies and Gentlemen:

This letter (“Letter Agreement”) is being delivered to you in accordance with the Securities Purchase Agreement (the “Agreement”) to be entered into by and between Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P., Infinity I-China Fund (Israel 3), L.P. (collectively, the “Original Sponsors”) and HH Energy Group, LP (the “Additional Sponsor”) relating to the sale by the Original Sponsors to the Additional Sponsor of 575,000 ordinary shares (the “Shares”) of Infinity Cross Border Acquisition Corporation (the “Company”). Certain capitalized terms used herein are defined in paragraph 10 hereof.

In order to induce the Original Sponsors to enter into the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Additional Sponsor and Thomas O. Hicks (the “Director”), hereby agree with the Company as follows:

1. The Additional Sponsor and the Director hereby agree that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, the Additional Sponsor and the Director shall vote the Shares and any Ordinary Shares owned and/or acquired by it (or them) in the public market in favor of such proposed Business Combination. The Additional Sponsor and the Director hereby further agree that if the Company seeks to amend its amended and restated memorandum and articles of association, the Additional Sponsor and the Director will have the discretion to vote in any manner they choose.

2. The Additional Sponsor and the Director hereby agree that in the event that the Company fails to consummate a Business Combination within the Applicable Period, the Additional Sponsor and the Director shall take all reasonable steps to cause the Company to: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but no more than five business days after the expiration of the Applicable Period, redeem the Ordinary Shares sold as part of the units in the Company’s initial public offering (the “Offering”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of taxes payable (less up to $50,000 of net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) cease all operations except for the purposes of any winding up of the Company’s affairs as promptly as reasonably possible following such redemption, subject in the case of (ii) and (iii) above to the Company’s obligations under the laws of the British Virgin Islands to provide for claims of creditors and other requirements of applicable law.

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3. Each of the Director, the Additional Sponsor and the Company will not propose any amendment to the Company's amended and restated memorandum and articles of association that would affect the substance or timing of the Company's obligation, as described in Regulation 23 of the amended and restated memorandum and articles of association, to redeem the Ordinary Shares held by Public Shareholders. Each of the Director and the Additional Sponsor acknowledges that he, she, or it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Shares. The Additional Sponsor and the Director hereby further waive, with respect to any Ordinary Shares held by it or them, as the case may be, any redemption rights any of them may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares (although the Additional Sponsor and the Director shall be entitled to redemption and liquidation rights with respect to any Ordinary Shares (other than the Shares) they hold if the Company fails to consummate a Business Combination within the Applicable Period).

4. In the event of the liquidation of the Trust Account, each of Hicks Holdings, LLC and the Original Sponsors, jointly and severally agree (for the purposes of this paragraph 4, Hicks Holdings, LLC and the Original Sponsors shall be referred to as the “Indemnitors”) to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a Business Combination (a “Target”); provided, however, that such indemnification of the Company by the Indemnitors shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below $8.00 per Ordinary Share sold in the Offering (the “Offering Shares”), and provided, further, that only if such third party or Target has not executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitors shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Indemnitors shall not apply as to any claims under the Company’s obligation to indemnify the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Indemnitors shall have the right to defend against any such claim with counsel of their choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitors, the Indemnitors notify the Company in writing that they shall undertake such defense.

5. (a) In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, the Additional Sponsor and the Director agree, until the earliest of the Company’s Business Combination or liquidation, he, she or it shall present to the Company for its consideration, prior to presentation to any other entity, any business opportunity with a value of $32 million or more (determined according to commercially reasonable standards), subject to any pre-existing fiduciary or contractual obligations he, she or it might have. Nothing contained herein shall override any Director’s fiduciary obligations to any entity with which he, she or it is currently directly or indirectly associated or affiliated or by whom he, she or it is currently employed.

(b) Each of the Additional Sponsor and the Director hereby agrees and acknowledges that: (i) each of the underwriters of the Offering and the Company would be irreparably injured in the event of a breach by such Additional Sponsor of its obligations under paragraph 5(a), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

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6. (a) Each of the Director and the Additional Sponsor acknowledges and agrees that until the earliest of: (i) one year after the completion of the Company’s Business Combination or (ii) the date the Company consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property following consummation of the Business Combination (the “Lock-Up Period”), the undersigned shall not, except as described in the Prospectus, (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, with respect to the Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of the Ordinary Shares or such other securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B); provided, however, if the last sales price of the Company’s Ordinary Shares reaches or exceeds $9.60 for any 20 trading days within any 30-trading day period during the Lock-Up Period, 50% of the Shares will be released from the lock-up and, if the last sales price of the Company’s Ordinary Shares reaches or exceeds $12.00 for any 20 trading days within any 30-trading day period during the Lock Up Period, the remaining 50% of the Shares shall be released from the lock-up (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like). The provisions of this paragraph 6(a) shall apply to all dividends on the Ordinary Shares payable in Ordinary Shares or other non-cash property to the Director and the Additional Sponsor.

(b) Notwithstanding the provisions of paragraph 6(a) herein, each of the Director and the Additional Sponsor may transfer the Shares (i) to the officers or directors of the Company, any affiliates or family members of any of the Company’s officers or directors, any of the Original Sponsors or the Additional Sponsor, or any affiliates of the Original Sponsors or the Additional Sponsor, including any member of management of any of the Original Sponsors or the Additional Sponsor; (ii) by gift to a member of one of the members of any of the Original Sponsors’ or the Additional Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of the Additional Sponsor’s immediate family, or an affiliate of the Original Sponsors or the Additional Sponsor; (iii) in the case of the Director, by virtue of the laws of descent and distribution upon death of the Director; (iv) in the case of the Director, pursuant to a qualified domestic relations order; or (v) by virtue of the laws of jurisdiction of incorporation of the Additional Sponsor upon dissolution of the Additional Sponsor; provided, however, that these permitted transferees enter into a written agreement with the Company agreeing to be bound by the forfeiture restrictions and transfer restrictions in paragraphs 6(a) and 6(b) herein, as the case may be.

(d) Further, each of the Director and the Additional Sponsor agrees that after the Lock-Up Period has elapsed, the Shares shall only be transferable or saleable pursuant to a sale registered under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Company, the Director and the Additional Sponsor each acknowledge that pursuant to that certain registration rights agreement entered into among the Company and the Original Sponsors dated July 19, 2012 (the “Registration Rights Agreement”), each of the Director and the Additional Sponsor (each as a permitted assignee of the registration rights granted under the Registration Rights Agreement) may request that a registration statement relating to the Shares be filed with the Commission prior to the end of the Lock-Up Period; provided, however, that such registration statement does not become effective prior to the end of the Lock-Up Period.

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(e) Each of the Director, the Additional Sponsor and the Company understands and agrees that the transfer restrictions set forth in this paragraph 6 shall supersede any and all transfer restrictions relating to: (i) the Shares set forth in that certain Securities Purchase Agreement, effective as of April 6, 2011, by and between the Company and the Original Sponsors, and (ii) the Shares set forth in the Agreement. The Company will direct each of the certificates evidencing the Shares to be legended with the applicable transfer restrictions.

7. The Director’s biographical information furnished to the Company is true and accurate in all material respects and does not omit any material information with respect to his background. The Director’s questionnaire furnished to the Company is true and accurate in all material respects. The Director represents and warrants that: his is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; he has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and neither the Director nor the Additional Sponsor has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

8. The Additional Sponsor (or affiliates) and the Director shall not be entitled to receive any compensation or other cash payment prior to, or for services rendered in order to effectuate, the consummation of the Business Combination other than: repayment of loans made to the Company by the Additional Sponsor or certain of the Company’s officers or directors to fund working capital requirements between the Offering and consummation of the Business Combination; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating the Business Combination, so long as no proceeds of the Offering held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination, except that the Company may, for purposes of funding its working capital requirements (including paying such expenses), receive from the Trust Account all of the interest income generated on the Trust Account to finance transaction costs in connection with a Business Combination, provided, that, if the Company does not consummate a Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment.

9. The Additional Sponsor and the Director have full right and power, without violating any agreement to which he, she or it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and the Director hereby consents to being named in the Company’s filings with the Commission as a director of the Company.

10. As used herein, (i) “Applicable Period” shall mean 18 months from the closing of the Offering (or 21 months of the closing of the Offering if a definitive agreement is executed within 18 months from the closing of the Offering but a Business Combination has not been consummated within such period); (ii) “Business Combination” shall mean the acquisition, share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchase of all or substantially all of the assets of, or engagement in any other similar business combination with one or more businesses or entities; (iii) “Public Shareholders” shall mean the holders of securities issued in the Offering; and (iv) “Trust Account” shall mean the trust fund into which a substantially all of the net proceeds of the Offering were deposited and that are held by the Escrow Agent, as trustee.

11. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

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12. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Additional Sponsor, the Director, and each of their respective successors, heirs, personal representatives and assigns.

13. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Letter Agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators.

14. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic or facsimile transmission.

15. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Period or (ii) the liquidation of the Trust Account; provided, however, that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature page follows]

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Sincerely,

HH ENERGY GROUP, LP

By: HEP-INXB LLC

By:	/s/ Thomas O. Hicks
Name: Thomas O. Hicks
Title:

DIRECTOR

By:	/s/ Thomas O. Hicks
Thomas O. Hicks

Solely for purposes of Paragraph 4 of this Letter Agreement:

HICKS HOLDINGS, LLC

By:	/s/ Thomas O. Hicks
Name:	Thomas O. Hicks
Title:

INFINITY I-CHINA FUND (CAYMAN), L.P.

By:	/s/ Amir Gal-Or
Name:	Amir Gal-Or
Title:	Managing Partner

INFINITY I-CHINA FUND (ISRAEL), L.P.

By:	/s/ Amir Gal-Or
Name:	Amir Gal-Or
Title:	Managing Partner

INFINITY l-CHINA FUND (ISRAEL 2), L.P.

By:	/s/ Amir Gal-Or
Name:	Amir Gal-Or
Title:	Managing Partner

INFINITY I-CHINA FUND (ISRAEL 3), L.P.

By:	/s/ Amir Gal-Or
Name:	Amir Gal-Or
Title:	Managing Partner

[Letter Agreement Signature Page]

Acknowledged and Agreed:

INFINITY CROSS BORDER ACQUISITION
CORPORATION

By:	/s/ Mark Chess
Name: Mark Chess
Title: Executive Vice President

[Letter Agreement Signature Page]